Execution Version

AMENDED AND RESTATED COOPERATION AGREEMENT
AMONG
LEONARDO DRS, INC.,
LEONARDO S.P.A.
AND
LEONARDO US HOLDING, LLC
DATED AS OF JUNE 18, 2025

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

1.01	Definitions.	1
1.02.	Timing of Provisions.	6

ARTICLE II
US HOLDING APPROVAL AND CONSENT RIGHTS

2.01.	US Holding Approval and Consent Rights.	6
2.02.	Implementation.	7

ARTICLE III
INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING

3.01.	Information Rights During Full Consolidation Period.	7
3.02.	Information Rights During Equity Accounting Periods.	8

3.03.	General Information Requirements.	8
3.04.	Matters Concerning Auditors.	9
3.05.	Release of Information and Public Filings.	9
3.06.	Information in Connection with Regulatory or Supervisory Requirements.	10
3.07.	Implementation with Respect to Legal Disclosures.	11
3.08.	Expenses.	12

ARTICLE IV
OTHER PROVISIONS

4.01.	Certain Policies and Procedures.	12
4.02.	Access to Historical Records.	13
4.03.	Transfer Restrictions.	13

ARTICLE V
INDEMNIFICATION

5.01.	General Cross Indemnification.	15
5.02.	Procedure.	15
5.03.	Other Matters.	16

ARTICLE VI
DISPUTE RESOLUTION

6.01.	Negotiation and Mediation.	16
6.02.	Arbitration.	17
6.03.	Confidentiality.	18
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ARTICLE VII
GENERAL PROVISIONS

7.01.	Obligations Subject to Applicable Law.	19
7.02.	Notices.	19
7.03.	Specific Performance; Remedies.	20
7.04.	Applicable Law.	20
7.05.	Severability.	20
7.06.	Confidential Information.	20
7.07.	Amendment, Modification and Waiver.	21
7.08.	Assignment.	21
7.09.	Further Assurances.	21
7.10.	Third Party Beneficiaries.	21
7.11.	Discretion of Parties.	21
7.12.	Entire Agreement.	22
7.13.	Term.	22
7.14.	Proxy Agreement, Certificate of Incorporation and Bylaws.	22
7.15.	Counterparts.	22
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AMENDED AND RESTATED COOPERATION AGREEMENT
This Amended and Restated Cooperation Agreement, dated as of June 18, 2025 (this “Agreement”) is among Leonardo DRS, Inc., a Delaware corporation (the “Company”), Leonardo S.p.A., a società per azioni formed under the laws of Italy (“Leonardo S.p.A.”), and Leonardo US Holding LLC, a Delaware limited liability company (“US Holding”) (each a “Party” and, collectively, the “Parties”).
RECITALS:
WHEREAS, the Parties hereto executed on November 28, 2022 a Cooperation Agreement in order to set forth certain agreements to govern certain matters between them;

WHEREAS, with the execution and delivery of this Agreement the Parties wish to amend and restate certain provision of the Cooperation Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
1.01.Definitions.
In this Agreement, the following terms shall have the following meanings:
“AAA” has the meaning set forth in Section 6.01(c).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person, means the possession directly or indirectly, of the power to cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Agreement” and “hereof” and “herein” means this Cooperation Agreement, including all amendments, modifications and supplements and all annexes and schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.
“Applicable Law” means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, published regulatory policy, order, judgment, injunction, decree, award or writ of any court, tribunal or other regulatory authority, arbitrator, governmental authority, or other Person having appropriate jurisdiction, or any consent, exemption, approval or license of any governmental authority that applies in whole or in part to a Party and the rules of the Exchange and any other exchange or quotation system on which the securities of a Party are listed or traded from time to time.
“Board of Directors” means the board of directors of the Company from time to time.
“Business Day” means any day except a (i) Saturday, (ii) Sunday, and (iii) any other day on which commercial banks in New York, Virginia or in Italy are authorized or obligated by law or executive order to close.
“Capital Stock” means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) the equity capital of a

Person or a security convertible (whether or not such conversion is contingent or conditional) into the equity capital of a Person.
“CEO” means the Chief Executive Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.
“CFO” means the Chief Financial Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.
“Change of Control Transaction” means any transaction or series of transactions (including any tender offer or other stock acquisition (whether from existing stockholders or the Company), reorganization, merger or consolidation), that results or would result in (a) the holders of the Voting Securities of the Company immediately prior to such transaction or series of related transactions ceasing to hold, immediately after such transaction or series of transactions, a majority of the total outstanding Voting Securities of the surviving Person in such transaction or series of transactions (or the ultimate parent entity thereof), (b) in excess of 50% of the Total Voting Power of the surviving Person in such transaction or series of transactions being beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) directly or indirectly by any Person (including a group within the meaning of Rule 13d-5 of the Exchange Act), other than US Holding or any member of the Leonardo Affiliated Group, or (c) the sale, lease, transfer, disposition or other conveyance of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.
“Common Stock” means the common stock, par value $0.01, of the Company.
“Company Auditor” means the independent registered public accounting firm responsible for conducting the audit of the Company’s annual financial statements.
“Company” has the meaning set forth in the preamble to this Agreement.
“CONSOB” means the Italian Commissione Nazionale per le Società e la Borsa.
“COO” means the Chief Operating Officer of the Company from time to time (or the equivalent successor position), as appointed by the Board of Directors.
“Credit Agreement” means the Credit Agreement, entered into concurrently herewith, between the Company, certain of its subsidiaries identified therein, the lenders and issuing banks identified therein, Bank of America, N.A., as administrative agent, and the other agents and arrangers identified therein, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Current Proxy Agreement” means the Proxy Agreement as in effect on the date hereof.
“Director” means a member of the Board of Directors and “Directors” has a correlative meaning.
“Disclosure Controls and Procedures” means controls and other procedures designed to ensure that information required to be disclosed by the Company and Leonardo S.p.A. under Applicable Law is recorded, processed, summarized and reported within applicable time periods, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management, including the CEO and CFO, and to Leonardo S.p.A., as appropriate to allow timely decisions by the Company and Leonardo S.p.A. regarding required disclosure.
“Dispute Resolution Process” has the meaning set forth in Section 6.03(a).
“Dispute” has the meaning set forth in Section 6.01(a).
“Equity Awards” means a grant to a Director, employee or financial professional of the Company or one of its Subsidiaries of vested or unvested shares of Common Stock or restricted Common Stock, options to acquire shares of Common Stock, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Board of Directors.
“ESG” has the meaning set forth in Section 3.01(a)(ii).
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Exchange” means the Nasdaq Stock Exchange.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization with competent jurisdiction.
“IFRS” means International Financial Reporting Standards, as adopted by the European Union.
“Indemnifying Party” has the meaning set forth in Section 5.02(a).
“Indemnitee” has the meaning set forth in Section 5.02(a).
“Information Party” has the meaning set forth in Section 3.07(c).
“Internal Control Over Financial Reporting” means a process designed by, or under the supervision of, the CEO and CFO and effected by the Board of Directors, Company management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and IFRS and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

“Leonardo Affiliated Group” means Leonardo S.p.A. and its Affiliates (including, for the avoidance of doubt, US Holding, but excluding the Company and its subsidiaries).
“Leonardo S.p.A. Auditor” means the independent certified public accountants responsible for conducting the audit of Leonardo S.p.A.’s annual financial statements.
“Leonardo S.p.A.” has the meaning set forth in the preamble to this Agreement.
“Losses” has the meaning set forth in Section 5.01(a).
“Notice of Dispute” has the meaning set forth in Section 6.01(b).
“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or any Governmental Authority.
“Proxy Agreement” means the Proxy Agreement, dated as of March 1, 2025, by and among the Company, the proxy holders named therein and their successors appointed as provided therein, US Holding, Leonardo International S.p.A., Leonardo S.p.A. and the U.S. Department of Defense, as amended, restated, modified or supplemented from time to time in accordance with the terms thereof.
“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, between US Holding, Leonardo S.p.A. and the Company.
“Rules” has the meaning set forth in Section 6.02(a).
“SEC” means the United States Securities and Exchange Commission.
“Subsidiary” of a Party shall mean any corporation, partnership, joint venture, limited liability company, association or other entity whose financial results such Party is required under GAAP or IFRS, as applicable, to consolidate in its financial statements and, with respect to Leonardo S.p.A., any other such entity that Leonardo S.p.A. is required under IFRS to account for in its financial results under the equity method of accounting.
“Termination Date” has the meaning set forth in Section 4.02(a) hereof.
“Third Party Actions” has the meaning set forth in Section 5.01(a).
“Threshold Date” means the later of (1) the first date on which the Proxy Agreement (or any similar agreement entered into by the Company, US Holding, Leonardo International S.p.A. and Leonardo S.p.A. with the U.S. Department of Defense or any agency thereof for the mitigation of foreign ownership control and influence within the meaning of the National Industrial Security Program) is no longer in effect, and (2) Leonardo S.p.A. no longer being required under IFRS (x) to account in its financial statements for its holdings in the Company under the equity method of accounting or (y) to consolidate the financial statements of the Company with its financial results, and having finalized and published its financial results and reports for all periods for which (x) or (y) applied.

“Total Voting Power” means, at any time, the total number of Votes represented by all Voting Securities outstanding at such time.
“Transfer” means any direct or indirect sale, transfer or other similar disposition (whether by merger, consolidation or otherwise by operation of law) to any Person.
“US Holding” has the meaning set forth in the preamble to this Agreement.
“US Holding Designated Representative” means the Chief Executive Officer or the President of US Holding.
“Votes” means votes entitled to be cast generally in the election of directors of the board of directors of any corporation or corresponding governing body of any other legal entity, and in the case of the Company, the Board of Directors and assuming the conversion of any securities of the Company then convertible into Common Stock or shares of any other class of capital stock of the Company then entitled to vote generally in the election of directors.
“Voting Securities” means shares of any class of capital stock or other equity interests of any corporation or other legal entity then entitled to vote generally in the election of directors or other governing body of such entity, and in the case of the Company, includes the Common Stock.
“Wholly Owned Subsidiary” means a Subsidiary, 100% of the Capital Stock of which is owned, directly or indirectly, by a Party.
1.02.Timing of Provisions.
In this Agreement, any provision which applies “until” a specified date shall apply on such specified date and shall cease to apply on the date immediately following such specified date.
ARTICLE II
US HOLDING APPROVAL AND CONSENT RIGHTS
2.01.US Holding Approval and Consent Rights.
(a)Until the Threshold Date, subject to the Proxy Agreement, neither the Company nor any of its Subsidiaries shall take any of the following actions without the prior written consent of US Holding:
(i)create or issue any class or series of Capital Stock (including designation of any preferred stock) or acquire any Capital Stock (including stock buy-backs, redemptions or other reductions of capital) of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for Capital Stock or equity-linked securities of the Company or any of its Subsidiaries, except (a) issuances of Equity Awards to Directors or employees; and (b) issuances or acquisitions of Capital Stock by any Wholly Owned Subsidiary (which remains wholly-owned after the issuance or acquisition);
(ii)make any amendment (or approve or recommend any amendment) to the certificate of incorporation or by-laws of the Company or any of its Subsidiaries that adversely affects the rights of US Holding or Leonardo S.p.A. thereunder or under this Agreement or the Proxy Agreement;
(iii)list on or delist from a securities exchange any of (A) the Company’s or any of its Subsidiaries’ voting equity securities or securities that by their terms are convertible into or exchangeable for such voting equity securities, or (B) securities of any of the Company’s Subsidiaries if, as a result thereof, such Subsidiary would become subject to public reporting obligations pursuant to Applicable Law;
(iv)make any material change in the accounting policy of the Company and its Subsidiaries, including any change of the fiscal year, and any termination or change of the Company Auditor;
(v)pledge, mortgage, lease or otherwise encumber the assets of the Company or its Subsidiaries in connection with any debt if, after such pledge, mortgage, lease or other encumbrance, the aggregate outstanding principal amount of secured debt of the Company and its Subsidiaries would exceed the aggregate outstanding principal amount of secured debt of the Company and its Subsidiaries as of the date of this Agreement; and
(b)so long as Leonardo S.p.A. is required under IFRS to consolidate the Company’s financial results in the consolidated financial statements of Leonardo S.p.A., whether or not the Proxy Agreement shall be in effect, (i) neither the Company nor any of its Subsidiaries shall take any of the actions described in Section 7.3 of the Current Proxy Agreement without the prior written consent of US Holding, (ii) declarations or suspensions of dividends by the Board of Directors, which must be in accordance with the Company’s bylaws and consistent with Section 4.01(b)(i), shall require prior consultation with US Holding and (iii) neither the Company nor any of its Subsidiaries shall, without prior consultation with US Holding (A) make any Investment in reliance on the exception in Section 7.06(i) of the Credit Agreement or (B) make any Restricted Junior Payment in reliance on the exception in Section 7.04(c) of the Credit Agreement, in either case other than paying a dividend on the Company’s common stock. For purposes of clause (iii) above, “Investment” and “Restricted Junior Payment” have the meanings given to them in the Credit Agreement.
2.02.Implementation.
(a)The consent or approval of US Holding for any action for which US Holding has consent or approval rights under this Article II shall be evidenced in writing signed by a US Holding Designated Representative.
ARTICLE III
INFORMATION, DISCLOSURE AND FINANCIAL ACCOUNTING
3.01.Information Rights During Full Consolidation Period.
(a)The Company agrees that, subject to the Proxy Agreement, so long as Leonardo S.p.A. is required under IFRS to consolidate the Company’s financial results in the consolidated financial statements of Leonardo S.p.A.:

(i)General Principles. The Company shall continue to provide Leonardo S.p.A. with (A) information and data relating to the business and financial results of the Company and its Subsidiaries and (B) reasonable access to the Company’s personnel, data and systems, including the Company’s internal audit function, consistent with historical practice which, for avoidance of doubt and without limiting the generality of the foregoing, shall include (a) the information set forth in Section 11.10 of the Current Proxy Agreement and (b) information of the type and relating to the matters described in Sections 7.2 and 7.3 of the Current Proxy Agreement; and
(ii)Accounting Systems and Principles. The Company shall maintain accounting principles, systems and reporting formats that are consistent with Leonardo S.p.A.’s financial accounting practices and that support Leonardo S.p.A.’s and any environmental, social, and governance (“ESG”) requirements consistent with historical practice, and shall thereafter in good faith consider any changes to such principles, systems or reporting formats requested by Leonardo S.p.A. to enable Leonardo S.p.A. to prepare consolidated financial and ESG statements and related public disclosures or otherwise reasonably requested by Leonardo S.p.A.
3.02.Information Rights During Equity Accounting Periods.
(a)The Company agrees that, subject to the Proxy Agreement, during the period beginning when Section 3.01 hereof ceases to apply and ending when Leonardo S.p.A. is no longer required under IFRS to account in its financial statements for its holdings in the Company under the equity method of accounting, or such earlier date as Leonardo S.p.A. may provide written notice to the Company that it is opting-out of this Section 3.02(a), the Company shall provide Leonardo S.p.A. with (i) information and data relating to the business and financial results of the Company and its Subsidiaries and (ii) access, during usual business hours, to the Company’s personnel, data and systems, including the Company’s internal audit function, in each case to the extent that such information, data or access is reasonably necessary for Leonardo S.p.A. to meet its legal, financial or regulatory obligations or requirements.
(b)In connection with its provision of information to Leonardo S.p.A. pursuant to Section 3.02(a) hereof, the Company may implement reasonable procedures to restrict access to such information to only those Persons reasonably determined to need access to such information.
3.03.General Information Requirements.
(a)All information provided by the Company or any of its Subsidiaries to Leonardo S.p.A. pursuant to Sections 3.01 and 3.02 shall be in the format and detail as reasonably requested by Leonardo S.p.A. All financial statements and information provided by the Company or any of its Subsidiaries to Leonardo S.p.A. pursuant to Sections 3.01 and 3.02 shall be provided under IFRS with a reconciliation to GAAP.
(b)If necessary, Leonardo S.p.A. shall provide the Company with all software and other applications necessary for the Company to prepare and submit to Leonardo S.p.A. the required financial information including software and other applications to reconcile the income, equity and any required balance sheet accounts from the Company’s financial statements to the required Leonardo S.p.A. accounting. Leonardo S.p.A. shall provide the Company with at least 30 days’ notice of any change in its administrative practices and policies as they relate to the obligations of the Company pursuant to Section 3.03(a), including any change in such policies relating to reporting times and delivery methods.
(c)Until the Threshold Date, the Company shall, and shall cause each of its Subsidiaries, to:
(i)maintain Disclosure Controls and Procedures;
(ii)maintain Internal Control Over Financial Reporting; and
(iii)provide quarterly certifications from its relevant officers and employees regarding Disclosure Controls and Procedures and Internal Control Over Financial Reporting, in accordance with Leonardo S.p.A.’s internal standards.
3.04.Matters Concerning Auditors.
(a)So long as Section 3.01 or 3.02 applies, subject to the Proxy Agreement,
(i)the Company shall use its reasonable best efforts to enable the Company Auditor to complete its quarterly review and annual audit such that it shall date its report on such quarterly review or opinion on the Company’s audited annual financial statements and ESG statements (if any) the Company prepares and has audited a reasonable time before the date that the Leonardo S.p.A. Auditor date their report or opinion, as applicable, on Leonardo S.p.A.’s financial statements, and to enable Leonardo S.p.A. to meet its timetable for the printing, filing and public dissemination of its financial or ESG statements; and the Company shall instruct the Company Auditor to perform the work requested by the Leonardo S.p.A. Auditor pursuant to this Agreement and the Company shall use its reasonable best efforts to enable the Company Auditor to comply with the instruction received;
(ii)upon reasonable notice, the Company shall authorize the Company Auditor to make available to the Leonardo S.p.A. Auditor both the personnel responsible for conducting the Company’s quarterly reviews and annual audit and, consistent with customary professional practice and courtesy of such auditors with respect to the furnishing of work papers, work papers related to the quarterly reviews and annual audits of the Company, in all cases within a reasonable time after the Company Auditor’s report date or opinion date, as applicable, so that the Leonardo S.p.A. Auditor is able to perform the procedures it considers necessary to take responsibility for the work of the Company Auditor as it relates to the Leonardo S.p.A. Auditor’s report on Leonardo S.p.A.’s financial and ESG statements, all a reasonable time in advance to enable Leonardo S.p.A. to meet its timetable for the printing, filing and public dissemination of its financial and ESG statements; and
(iii)subject to Applicable Law (including Rule 10A-3 under the Exchange Act), the Company shall not change the Company Auditor without the approval of Leonardo S.p.A.
(b)Neither Leonardo S.p.A. nor the Company shall take any action that would cause either the Company Auditor or the Leonardo S.p.A. Auditor, respectively, not to be independent with respect to the Company or Leonardo S.p.A., within the meaning of laws and stock exchange rules and other regulations respectively applicable to them.
3.05.Release of Information and Public Filings.

(a)Until the Threshold Date, subject to the Proxy Agreement:
(i)the Company and its Subsidiaries shall consult and coordinate with Leonardo S.p.A. with respect to any public release by the Company or Leonardo S.p.A. of any material information relating to the Company or its Subsidiaries, as applicable; and the Company and its Subsidiaries and Leonardo S.p.A., each as applicable, shall, to the extent practicable and unless, in the reasonable judgement of the Company or Leonardo S.p.A., as applicable, immediate release of such information is required, and consistent with appropriate confidentiality obligations, provide each other with a copy of any such proposed public release no later than one Business Day prior to publication, and shall consider in good faith incorporating any comments provided thereon by the Company and its Subsidiaries or Leonardo S.p.A., as applicable, prior to such publication;
(ii)the Company and its Subsidiaries and Leonardo S.p.A. shall consult on the timing of their annual and quarterly earnings releases and, to the extent practicable, shall give each other an opportunity to review the information therein relating to the Company and its Subsidiaries and shall consider in good faith each other’s comments thereon; and in the event that the Company or any of its Subsidiaries is required by Applicable Law to publicly release information concerning the Company’s or such Subsidiary’s financial information for a period for which Leonardo S.p.A. has yet to publicly release financial information, the Company shall, or cause such Subsidiary to, provide Leonardo S.p.A. notice of such release of such information as soon as practicable prior to such release of such information; and
(iii)each of Leonardo S.p.A. and the Company and its Subsidiaries shall cooperate with each other in connection with the preparation, printing, filing, and public dissemination of their respective audited annual financial statements, their respective annual reports to stockholders, their respective annual, quarterly and current reports under the Exchange Act, any and ESG-related reports and disclosures, any registration statements, prospectuses and other filings made with the SEC, CONSOB or any stock exchange on which their respective securities are then listed, and any other required regulatory filings.
3.06. Information in Connection with Regulatory or Supervisory Requirements.
(a)During any period in which Leonardo S.p.A. is deemed to control the Company for U.S., European Commission, or Italian regulatory purposes, and in any case at all times prior to the Threshold Date:
(i)the Company shall, subject to the Proxy Agreement:
(A)provide, as promptly as reasonably possible but in any case within three (3) business days of any request from Leonardo S.p.A. (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (x) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over Leonardo S.p.A. or any of its Subsidiaries or (y) deemed necessary or advisable by Leonardo S.p.A. in connection with any filing, report, response or communication made by Leonardo S.p.A. or its Subsidiaries with or to a Governmental Authority having jurisdiction or oversight authority over Leonardo S.p.A. or any of its Subsidiaries (whether made pursuant to specific request from such Governmental Authority or in the ordinary course); and

(B)upon reasonable notice, provide access to any Governmental Authority having jurisdiction or oversight authority over Leonardo S.p.A. or any of its Subsidiaries to its offices, employees and management in a reasonable manner where and as required under Applicable Law; and
(ii)Leonardo S.p.A. shall provide, as promptly as reasonably possible but in any case within three (3) business days of any request from the Company (unless not reasonably available within such time, in which case as soon as possible thereafter), any information, records or documents (A) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries; or (B) deemed necessary or advisable by the Company in connection with any filing, report, response or communication by the Company or its Subsidiaries with or to a Governmental Authority having jurisdiction or oversight authority over the Company or any of its Subsidiaries (whether made pursuant to specific request from such Governmental Authority or in the ordinary course).
(b)Each of Leonardo S.p.A. and the Company shall use reasonable efforts to keep the other Party informed of the type of information it expects to require on a regular basis in order to meet its reporting or filing obligations with the authorities referred to in Section 3.06(a) above, and the timing of such requirements; provided, however, that no failure to abide by this Section 3.06(b) shall affect the validity of any demand made pursuant to Section 3.06(a).
3.07. Implementation with Respect to Legal Disclosures.
(a)All responses to requests for information or documents under Sections 3.01, 3.02, 3.04(a)(ii), 3.05, 3.06(a)(i) or 4.02 relating to legal or regulatory matters or with respect to which legal privilege may be sought or asserted by the Company and its Subsidiaries shall be made solely to the office of the General Counsel of Leonardo S.p.A., and the Parties shall discuss in good faith and implement any protocols reasonably necessary or appropriate to preserve any such privilege. For the avoidance of doubt, such information or documents contained in databases, reports or systems of the Company to which Leonardo S.p.A. has unrestricted access prior to the date hereof may be redacted, or access to the relevant databases, reports or systems may be restricted or denied, to the extent necessary so that such information and documents are handled in accordance with this Section 3.07.
(b)All requests for information or documents under Section 3.06(a)(ii) and shall be made solely to the office of the General Counsel of Leonardo S.p.A., and all responses thereunder shall be made solely to the office of the General Counsel of the Company.
(c)If the Party required to deliver the information or documents pursuant to this Section 3.07 (the “Information Party”) believes in good faith, based upon legal advice (from internal or external counsel), that the delivery of any information or documents pursuant to this Agreement would cause the loss of any applicable legal privilege (or create a risk of such loss), then both Parties will work in good faith to determine an alternate means of delivering the requested information or documents, or the substance thereof, that does not result in the loss or potential loss of such privilege. If needed to preserve a legal privilege, the Parties shall negotiate in good faith and enter into a customary common interest agreement in advance of, and as a condition to, such delivery. Notwithstanding the foregoing, if no alternate means can be agreed by the Parties and external counsel to the Information Party informs the other Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the legal privilege with respect to the information or documents in question, even if a Common Interest Agreement were to be entered into, or that for any other reason the information or documents cannot be delivered without loss of the privilege (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the other Party can review the legal analysis with its own counsel), then the Information Party is excused from providing such information or documents but only to the extent and for the time necessary to preserve the privileged character thereof.
3.08.Expenses.
The Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under this Article III, except (i) out-of-pocket expenses incurred with respect to specific requests by Leonardo S.p.A. for information, documents or access, in excess of amounts historically incurred by the Company (if any) for the provisions of similar information, documents and access; (ii) to the extent expressly agreed between Leonardo S.p.A. and the Company prior to the incurrence of any specific expenses; and (iii) any incremental out-of-pocket expense incurred in connection with the acquisition of the software and applications referred to in Section 3.03(b) hereof (in excess of expenses that would otherwise be incurred by the Company in the absence of such section).
ARTICLE IV
OTHER PROVISIONS
4.01.Certain Policies and Procedures.
(a)During any period in which Leonardo S.p.A. is deemed to control the Company for U.S., European Commission or Italian regulatory purposes, and in any case at all times prior to the Threshold Date, the Company, subject to the Proxy Agreement:
(i)shall not adopt or implement any policies or procedures, and at Leonardo S.p.A.’s reasonable request, shall refrain from taking any actions, that would cause Leonardo S.p.A. to violate any Applicable Law to which Leonardo S.p.A. is subject; and
(ii)shall maintain and observe the policies of Leonardo S.p.A. to the extent necessary for Leonardo S.p.A. to comply with its legal and regulatory obligations; provided that this Section 4.01(a) shall not require the Company to take any action (including adopting or implementing any policy) or refrain from taking any action where such action or inaction would cause the Company to violate Applicable Law.
(b)So long as Leonardo S.p.A. is required under IFRS to consolidate the Company’s financial results in the consolidated financial statements of Leonardo S.p.A., the Company and its Subsidiaries shall:
(i)to the extent not expressly prohibited or limited by the Current Proxy Agreement or inconsistent with listing rules or laws applicable to, or prudent business practices for, U.S. public companies (as determined by the Company’s legal counsel), adhere to relevant issued Leonardo Affiliated Group policies and principles applicable to Subsidiaries of Leonardo and provided to the Company in writing at or following the date of this Agreement and a reasonable period of time prior to their application in accordance with the Current Proxy Agreement.
(ii)subject to the Proxy Agreement, consult with US Holding prior to creating, amending or rescinding, or establishing annual or other periodic compensation scales and incentive and similar targets under, equity-based or other material executive compensation plans or programs for the Company’s executive officers.
4.02.Access to Historical Records.
(a)For a period of two (2) years following the Threshold Date (the last day of such period, the “Termination Date”), subject to an extension of up to ten (10) years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, Leonardo S.p.A. and the Company shall retain the right to access such records of the other which exist that related to or result from Leonardo S.p.A.’s control or ownership of all or a portion of the Company. Upon reasonable notice and at each Party’s own expense, Leonardo S.p.A. (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided that access to such records may be denied to the extent that (i) Leonardo S.p.A. or the Company, as the case may be, cannot demonstrate a legitimate business need (during the two year period following the Threshold Date), or a legal, tax or regulatory requirement (during the extension period described above), for such access to the records; (ii) any of the following applies after the Parties have considered in good faith potential alternative means of delivering the requested information or documents, or the substance thereof, that resolves the relevant prohibiting concern in clauses (A) through (D): (A) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (B) a bona fide competitive reason exists to deny such access; (C) such access would serve as a waiver of any privilege afforded to such record; or (D) such access would unreasonably disrupt the normal operations of Leonardo S.p.A. or the Company; or (iii) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party.
4.03.Transfer Restrictions.
On the occurrence of a Change of Control Transaction contemplated by clause (a) below, neither Leonardo S.p.A. nor US Holding shall, nor shall they permit any other member of the Leonardo Affiliated Group to, Transfer any Voting Securities of the Company that are beneficially owned thereby, except for:
(a)Transfers made pursuant to a Change of Control Transaction in which all shareholders of the Company (including any member of the Leonardo Affiliated Group) are entitled to participate (on a pro rata basis) and are entitled to the same per share consideration (in form and amount) to be received in such transaction by, or to make the same election with respect to the per share consideration as, US Holding and any other member of the Leonardo Affiliated Group (or if such consideration is not cash or publicly traded on a stock exchange in the United States, an equivalent cash amount); or

(b)Transfers to one or more Affiliates that agrees or agree to be bound by the terms of this Agreement.
ARTICLE V
INDEMNIFICATION
5.01.General Cross Indemnification.
(a)Leonardo S.p.A. and US Holding shall indemnify and hold harmless the Company and each of its Subsidiaries against any and all costs and expenses, including, without limitation, reasonable attorneys’ fees, interest, penalties and costs of investigation or preparation for defense, judgments, fines, losses, damages, liabilities, demands, assessments and amounts paid in settlement (collectively, “Losses”), in each case, resulting from any third party claim, action, cause of action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, “Third Party Actions”), based on, arising out of, pertaining to or in connection with any breach by Leonardo S.p.A., US Holding, or any of their Subsidiaries of this Agreement.
(b)The Company, subject to the Proxy Agreement, shall indemnify and hold harmless Leonardo S.p.A. and each of its Subsidiaries (including US Holding, but other than the Company and its Subsidiaries) against any and all Losses, in each case, resulting from any Third Party Actions, based on, arising out of, pertaining to or in connection with any breach by the Company or any of its Subsidiaries of this Agreement.
5.02.Procedure.
(a)If any Action shall be brought against any Person entitled to indemnification pursuant to this Article V (each such Person, an “Indemnitee”) in respect of which indemnity may be sought against another Party (the “Indemnifying Party”), such Indemnitee shall promptly notify the Indemnifying Party; provided, however, that any delay of such notice shall not affect the liability of the Indemnifying Party, except to the extent that the Indemnifying Party is actually prejudiced by such delay.
(b)The Indemnitees shall be entitled to direct the defense of the Action and retain counsel of their choosing. Except where an Indemnitee shall have been advised by its outside counsel that representation of such Indemnitee and any other Indemnitee by the same counsel would be prohibited under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them, the Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one outside counsel (in addition to any local outside counsel) at any time for all such Indemnitees not having actual or potential differing interests among themselves.
(c)The Indemnifying Party shall not be liable for any settlement of any Action effected without its written consent, unless such consent has been unreasonably withheld, conditioned or delayed.

(d)Notwithstanding the other provisions of this Article V, the Indemnifying Party shall not be liable for any Losses incurred subsequent to an Indemnitee’s refusal to enter into a settlement of an Action that (i) has been proposed to Indemnitee in writing by the adverse party to the Action, (ii) includes an unconditional release (except for the payment of amounts for which the Indemnitee is entitled to indemnification (or, except for Section 5.03(c) hereof, would be so entitled)) of such Indemnitee from all liability on claims that are the subject matter of such Action, and (iii) does not involve any admission of liability on the part of the Indemnitees, except where (x) such written settlement proposal has been provided to the Indemnifying Party and (y) the Indemnifying Party has not consented to such settlement.
5.03.Other Matters.
(a)Any Losses for which an Indemnitee is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnitee as such Losses are incurred.
(b)The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, any Indemnifying Party, or any of their respective officers, directors, stockholders or employees, and (ii) any termination of this Agreement.
(c)For the avoidance of doubt, indemnification amounts payable under this Article V shall be reduced by the amount of any insurance recovery obtained by an Indemnitee.
(d)Each Indemnitee shall take, and cause its affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Losses.
ARTICLE VI
DISPUTE RESOLUTION
6.01.Negotiation and Mediation.
(a)The Parties shall act honestly and reasonably in interpreting this Agreement. In the event of any dispute or claim arising out of, relating to, or in connection with this Agreement, including with respect to the formation, applicability, breach, termination, validity or enforceability thereof (“Dispute”), the Parties agree to work together in good faith to resolve the Dispute between them.
(b)If any Party considers that a Dispute has arisen, it shall serve a notice of the Dispute (“Notice of Dispute”) on the other Party and demand that senior officers of each Party meet to resolve the Dispute.
(c)If the Dispute is not resolved within 30 days of such Notice of Dispute, then any Party shall have the right to demand that mediation commence. Any such mediation shall be conducted in accordance with the American Arbitration Association (“AAA”) Commercial Mediation Procedures except as they may be modified herein. The Parties shall share the costs of the mediator and the process of mediation (provided that each Party shall be responsible for its own costs of preparing for and appearing before the mediator). The decision of the mediator shall not be binding on the Parties except to the extent the Parties so expressly mutually agree, but the Parties agree that each shall act in good faith while the process of mediation is proceeding.
(d)Notwithstanding anything else contained herein, any Party shall have the right to commence arbitration at any time after the expiration of 30 days after service of the Notice of Dispute under Section 6.01(b). Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.
6.05.Arbitration.
Any Dispute referred to arbitration shall be finally resolved according to the following rules of arbitration:
(a)The arbitration shall be administered by the AAA under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The seat of the arbitration shall be Arlington, Virginia and it shall be conducted in the English language.
(b)There shall be one arbitrator mutually appointed by the Parties within 15 days after the commencement of the arbitration. If the arbitrator has not been appointed within such time, the appointment shall be made by the AAA in accordance with the Rules upon the written request of either Party within 15 days of such request. The hearing shall be held no later than 120 days following the appointment of the arbitrator.
(c)The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the dispute and material to the outcome of the case, taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within 60 days of the appointment of the arbitrator.
(d)By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect. The Parties agree that any ruling by the arbitral tribunal on interim measures shall be deemed to be a final award with respect to the subject matter of the ruling and shall be fully enforceable as such. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of any proceeding relating to or in aid of an arbitration under this Agreement. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the courts of the State of New York for this purpose, including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Nothing in this paragraph limits the scope of the Parties’ agreement to arbitrate or the power of the arbitral tribunal to determine the scope of its own jurisdiction.
(e)The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction of the award or having jurisdiction over the relevant Party or its assets. The Parties hereby irrevocably waive any defense on the basis of forum non conveniens in any proceedings to enforce an arbitration award rendered by a tribunal constituted pursuant to this Agreement. The Parties undertake to carry out any award without delay.
(f)The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorney fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.
(g)The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the Parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.
(h)All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 7.02 hereof, except that all notices for a request for arbitration made pursuant to this Article VI must be made by personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitral proceeding hereunder.
6.03.Confidentiality.
(a)The Parties agree that any negotiation, mediation, or arbitration (the “Dispute Resolution Process”) pursuant to this Article VI shall be kept confidential. The existence of the Dispute Resolution Process, any non-public information provided in the Dispute Resolution Process, and any submissions, orders or awards made in the Dispute Resolution Process, shall not be disclosed to any non-Party except the mediator, tribunal, the AAA, the Parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other Person necessary to the conduct of the Dispute Resolution Process.
(b)Notwithstanding the foregoing, a Party may disclose information referred to in Section 6.03(a) to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of this Agreement and of any Dispute Resolution Process brought pursuant to this Agreement.

ARTICLE VII
GENERAL PROVISIONS
7.01.Obligations Subject to Applicable Law.
The obligations of each Party under this Agreement shall be subject to Applicable Law, and, to the extent inconsistent therewith, the Parties shall adopt such modified arrangements as are as close as possible to the requirements of this Agreement while remaining compliant with Applicable Law; provided, however, that the Company shall fully avail itself of all exemptions, phase-in provisions and other relief available under Applicable Law before any modified arrangements shall be adopted.
7.02.Notices.
Unless otherwise specified herein, all notices required or permitted to be given under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be delivered personally or sent by an internationally recognized overnight courier service, and shall be deemed to be effective upon delivery. All such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as the receiving Party may from time to time furnish by notice as set forth in this Section 7.02:
If to the Company:
Leonardo DRS, Inc.
EVP, General Counsel & Secretary
2345 Crystal Drive, Suite 1000
Arlington, VA 22202
If to Leonardo S.p.A.:
Leonardo – Società per azioni
EVP General Counsel
Piazza Monte Grappa, 4
00195 Roma
Italy
If to US Holding:
Leonardo US Holding, LLC
201 N. Union Street, Suite 340
Alexandria, VA 22314
Attention: SVP, General Counsel and Secretary

7.03.Specific Performance; Remedies.
In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Parties shall not oppose the granting of such relief. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived.
7.04.Applicable Law.
This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.
7.05.Severability.
In the event that any provision of this Agreement is declared invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted in a manner that accomplishes, to the extent possible, the original purpose of such provision.
7.06.Confidential Information.
All information provided by any Party pursuant to this Agreement shall, except if the purpose for which such information is furnished pursuant to this Agreement contemplates such disclosure or is for disclosure in public documents of the Company or any of its Subsidiaries or Leonardo S.p.A. or any of its Subsidiaries and, except for disclosure to other Subsidiaries of Leonardo S.p.A. or the Company, as the case may be, be kept strictly confidential by the receiving Party and, unless otherwise required by Applicable Law or as agreed by the Parties, neither Party shall disclose, and each shall take all necessary steps to ensure that none of their respective directors, officers, employers, agents and representatives disclose, or make use of, except in accordance with Applicable Law, such information as is provided by the other Party in any manner whatsoever until such information otherwise becomes generally available to the public; provided, however, this Section 7.06 shall not apply to information disclosed in accordance with the terms of the Registration Rights Agreement, and, subject to the other provisions hereof, shall not prohibit disclosure of any information furnished pursuant to this Agreement to accountants and attorneys of any Party or to financial advisors and insurance carriers and brokers and other similar business relationships of Leonardo S.p.A. and its Subsidiaries (other than the Company and its Subsidiaries) that are under a contractual or professional obligation to keep such information confidential. In no event shall any Party or any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives use material non-public information of the other to acquire or dispose of securities of the other or transact in any way in such securities. Each Party shall be liable for any breach of this Section 7.06 by it or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives.
7.07.Amendment, Modification and Waiver.

This Agreement may be amended, modified or supplemented at any time by written agreement of the Parties. Any failure of any Party to comply with any term or provision of this Agreement may be waived by the other Party, by an instrument in writing signed by such Party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.
7.08.Assignment.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. The Parties shall not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other Parties. Any purported assignment in violation of this Section 7.08 shall be null and void ab initio.
7.09.Further Assurances.
In addition to the actions specifically provided for elsewhere in this Agreement, each Party hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to carry out the provisions of this Agreement.
7.10.Third Party Beneficiaries.
Other than as set forth in Article V with respect to the Indemnitees and as expressly set forth elsewhere in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their respective permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby, or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to the provisions of this Agreement.
7.11.Discretion of Parties.
Where this Agreement requires or permits any Party to make or take any decision, determination or action with respect to matters governed by this Agreement, unless expressly provided otherwise, such decision, determination or action may be made or taken by such Party in its sole and absolute discretion.
7.12.Entire Agreement.
This Agreement, including any schedules or exhibits hereto or thereto, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter covered by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersede all prior oral and written agreements and understandings between the Parties with respect to such subject matter.

7.13.Term.
Except to the extent set forth in the following sentence, this Agreement shall terminate and be of no further force or effect as of the Termination Date. Notwithstanding the foregoing sentence, the provisions of Article I, Sections 3.06, 4.01(a) and 4.02, Article V, Article VI, and Article VII (except for Section 7.14(b)) hereof, and any claims arising hereunder prior to the Termination Date, shall survive termination of this Agreement.
7.14.Proxy Agreement, Certificate of Incorporation and Bylaws.
(a)    To the extent any portion of this Agreement conflicts, or is inconsistent, with the Proxy Agreement, the Proxy Agreement shall control.
(b)    Until the Termination Date, the Company shall not propose any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company that would be contrary to or inconsistent with the then-applicable terms of this Agreement
7.15.Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile, electronic mail or other electronic imaging means (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) by a Party to another Party and the receiving Party may rely on the receipt of such document so executed and delivered by facsimile, electronic mail or other electronic imaging means as if the original had been received.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

LEONARDO DRS, INC.

By:	/s/ William J. Lynn III
Name: William J. Lynn III
Title: Chief Executive Officer

LEONARDO – SOCIETÀ PER AZIONI

By:	/s/ Roberto Cingolani
Name: Roberto Cingolani
Title: Chief Executive Officer & General Manager

LEONARDO US HOLDING, LLC

By:	/s/ Larissa Meli
Name: Larissa Meli
Title: SVP, General Counsel and Secretary

[Signature Page to Cooperation Agreement]